Exhibit 99
STI APPOINTS FINANCE EXPERT TO BOARD OF DIRECTORS

SANTA BARBARA, Calif., Jan. 24, 2007 — Superconductor Technologies, Inc., STI (NASDAQ: SCON, “STI”), a leading provider of high performance infrastructure products for wireless voice and data applications, today announced the appointment of David Vellequette, 50, to its board of directors effective January 18, 2007. With the addition of Vellequette, STI’s board has seven members.
“Dave’s extensive financial experience and telecommunications industry relationships will be invaluable to STI as we continue to drive forward our solutions-focused growth strategy. I am thrilled to welcome him to our board,” said Jeff Quiram, STI’s president and chief executive officer. “I feel confident his unique insights and perspective will help guide STI to the next stage of its growth and evolution.”
Vellequette will serve on the Audit Committee, the Governance and Nominating Committee, and the Executive Committee. He is also designated STI’s financial expert as defined by SEC and NASDAQ guidelines.
“STI has a growing product portfolio and expanding customer base which positions the company well, I believe, to capitalize on the continuing growth of advanced wireless networks,” said Vellequette. “I am impressed with management’s success to date in providing innovative solutions to the wireless carriers and believe there is significant opportunity to leverage its technology for additional success in the wireless communications market.”
Vellequette currently serves as chief financial officer of JDSU, a position he has held since June of 2005. As CFO of JDSU, Vellequette has played an integral role in improving the company’s profitability metrics through an extensive program of cost reductions. During his tenure, and in support of JDSU’s strategic objective to diversify its revenue, both organic growth and acquisition have contributed to annual revenue growth of more than 70 percent. He joined JDSU as vice president and operations controller in July 2004. Prior to joining JDSU, Vellequette was vice president of worldwide sales and service operations at Openwave Systems. Between 1992 and 2002, Vellequette held increasingly responsible positions at Cisco Systems, first as corporate controller of StrataCom Corporation (acquired by Cisco in 1996) and later as vice president of finance supporting the multi-billion dollar service provider line of business. From 1984 to 1992, Vellequette was controller at Altera Systems. After graduating from the University of California, Berkeley with a B.S. in Accounting, Vellequette started his finance career as an auditor with Ernst and Young, where he became a Certified Public Accountant.
About STI
STI, headquartered in Santa Barbara, CA, is a leading provider of high performance infrastructure products for wireless voice and data applications. STI’s SuperLink® solution increases capacity utilization, lowers dropped and blocked calls, extends coverage, and enables faster wireless data rates. Its AmpLinkTM solution enhances the performance of wireless base stations by improving receiver sensitivity and geographic coverage.
SuperLink and AmpLink are trademarks of Superconductor Technologies Inc. in the United States and in other countries. For information about STI, please visit www.suptech.com.
Contact
For further information please contact Investor Relations, invest@suptech.com, Kirsten Chapman or Moriah Shilton, both of Lippert / Heilshorn & Associates, +1-415-433-3777, for Superconductor Technologies Inc.